Exhibit 10.3

CHANGE IN CONTROL AGREEMENT

CHANGE IN CONTROL AGREEMENT (this “Agreement”) made as of this 19th day of December 2013 by and between ConnectOne Bank, a New Jersey state bank with its principal place of business located 301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632(the “Bank), ConnectOne Bancorp, Inc. a New Jersey corporation with its principal place of business located at 301 Sylvan Avenue, Englewood Cliffs, New Jersey(the “Company”) (the Bank and the Company collectively, “Employer”), and _______________________, an individual residing at ____________________ (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive is a valued employee of the Bank;

WHEREAS, Employer wishes to ensure that it will continue to get Executive’s undivided effort and attention;

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties hereto, intending to be legally bound, agree as follows:

1. Change in Control.

(a) Upon the termination of Employee’s employment upon the occurrence of a Change in Control (as herein defined), Employee shall be entitled to receive the payments provided for under paragraph (c) hereof. In addition, if within twelve (12) months of the occurrence of a Change in Control, Employer or its successor shall (i) relocate the Employee’s principal place of employment by more than twenty five (25) miles from its location prior to consummation of the Change in Control, or (ii) reduce the Employee’s compensation or other benefits below the level in effect prior to the consummation of Change in Control, then Employee shall have the right to resign employment with the Employer or its successor and thereafter Employee shall become entitled to receive the payments provided for under paragraph (c) below.

(b) A “Change in Control” shall mean:

(1) a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company, or any similar transaction, in any case in which the shareholders of the Company prior to such transaction hold less than a majority of the voting power of the resulting entity; or

(2) individuals who constitute the Incumbent Board (as herein defined) of the Company cease for any reason to constitute a majority thereof.

For these purposes, “Incumbent Board” means the Board of Directors of the Company on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

(c) In the event the conditions of Section (a) above are satisfied, and Executive remains employed by the Company or the Bank through the consummation of such Change in Control (the “Consummation Date”), Executive shall be entitled to receive a payment equal to the sum of (i) the highest annual salary assigned to Executive by the Bank’s Board or a duly assigned committee thereof during the twenty four months prior to the Consummation Date (as defined below) plus (ii) the highest annual bonus paid to or accrued for Executive over the twenty four months prior to the Consummation Date. The payment shall be made to Executive in accordance with the provisions of Section (e) hereof.

(d) Notwithstanding any other provision hereof, in no event shall any payments provided for hereunder, when combined with payments made to Executive under any other agreement or benefit plan of Employer which are contingent upon a Change in Control, constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended or any successor thereto, and in order to avoid such a result the benefits provided for hereunder (or, at the discretion of the Executive, under such other agreement or benefit plan) will be reduced, if necessary, to an amount which is One Dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount” as determined in accordance with such Section 280G.

(e) All payments and benefits provided for under paragraph (c) above shall be contingent upon Executive executing a general release of claims in favor of the Employer, its subsidiaries and affiliates, and their respective officers, directors, shareholders, partners, members, managers, agents or employees, which release shall be provided to the Executive within five (5) business days following the date of the termination of Executive’s employment, and which must be executed by the Executive and become effective within thirty (30) days thereafter. Severance payments under paragraph (c) that are contingent upon such release shall, subject to Section 13, commence within ten (10) days after such release becomes effective; provided, however, that if Executive’s termination of employment date occurs on or after November 15 of a calendar year, then severance payments shall, subject to the effectiveness of such release and Section 13, commence on the first business day of the following calendar year.

2. No Guaranty of Employment. Nothing in this Agreement shall be construed as guarantying the employment of the Executive. Executive shall remain an “employee at will” of Employer at all time during the term of this Agreement.

3. Notices. Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent, (i) by registered or certified U.S. mail, return receipt requested, (ii) by hand, (iii) by overnight courier or (iv) by telecopier addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time-to-time designate by written notice, given in accordance with the terms of this Section, together with copies thereof as follows:

In the case of Executive, to the address set forth on the first page hereof or to such other address as Executive shall provide in writing to the Employer for the provision of notices hereunder.

In the case of Employer, to the address set forth on the first page hereof with a copy to:

Windels Marx Lane & Mittendorf, LLP

120 Albany Street Plaza, 6th Floor

New Brunswick, New Jersey 08901

Telecopier No. (732) 846-8877

Attention: Robert A. Schwartz

Notice given as provided in this Section shall be deemed effective: (i) on the date hand delivered, (ii) on the first business day following the sending thereof by overnight courier, (iii) on the seventh calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service or (iv) on the date telecopied.

4. Term. Unless extended by mutual agreement, this Agreement shall have a term of three years from the date hereof; provided, however, that in the event the term of this Agreement would terminate at any time after the Employer has engaged in substantive negotiations regarding a transaction which would lead to a Change in Control, this Agreement shall continue to remain in full force in effect until the earlier to occur of (i) the effectuation of the Change in Control or (ii) the termination of the negotiations for the proposed transaction which would have resulted in the Change in Control; further provided, however, that unless either party shall give written notice of its intention not to renew this Agreement at least one hundred and eighty (180) days prior to the end of the term of this Agreement (as it may be extended), this Agreement shall renew for an additional one (1) year term upon the conclusion of each term.

5. Non-Solicitation; Confidential Information.

(a) The Executive agrees that for a period of six (6) months following the Consummation Date, he will not directly or indirectly solicit, cause any other person to solicit, or assist any other person with soliciting any customer, depositor or borrower of Bank, or any potential customer, depositor or borrower of Bank contacted by Bank prior to his termination, to become a customer, depositor or borrower of another financial institution. Executive further agrees that for a period of six (6) months following the Consummation Date, he will not directly or indirectly participate in the solicitation or hiring of any employee, consultant or agent of the Bank or the Company or induce such party to cease their employment with the Bank or the Company or their successors or to accept employment or a consulting or agency position with any other person or entity.

(b) At all times, both during the period of Employee’s services for the Employer and after termination of Employee’s services, the Employee will keep in strictest confidence and trust all

Confidential Information (as defined below) and the Employee will not directly or indirectly use or disclose to any third-party any Confidential Information, except as may be necessary in the ordinary course of performing the Employees duties for the Employer, or disclose any Confidential Information, or permit or encourage any other person or entity to do so, without the prior written consent of the Employer except as may be necessary in the ordinary course of performing the Employee’s duties for the Employer.

(c) As used herein, “Confidential Information” means any confidential or proprietary information relating to the Employer and its affiliates including, without limitation, the identity of the Employer’s customers, the identity of representatives of customers with whom the Employer has dealt, the kinds of services provided by the Employer to customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, customer preferences and policies, pricing information, business and marketing plans, financial information, budgets, compensation or personnel records, information concerning the creation, acquisition or disposition of products and services, vendors, software, data processing programs, databases, customer maintenance listings, computer software applications, research and development data, know-how, and other trade secrets. Notwithstanding the forgoing, Confidential Information does not include information which: (i) is or becomes public knowledge without breach of this Agreement; or (ii) is received by Employee from a third party without any violation of any obligation of confidentiality and without confidentiality restrictions; provided, however, that nothing in this Agreement shall prevent the Employee from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law; provided further, however, that the

Employee will provide the Employer with prompt notice of such request so that the Employer may seek (with the cooperation of the Employee, if so requested by the Employer), a protective order or other appropriate remedy and/or waiver in writing of compliance with the provisions of this Agreement. If a particular portion or aspect of Confidential Information becomes subject to any of the foregoing exceptions, all other portions or aspects of such information shall remain subject to all of the provisions of this Agreement.

6. Assignability. The services of the Executive hereunder are personal in nature, and neither this Agreement nor the rights or obligations of Executive hereunder may be assigned, whether by operation of law or otherwise. This Agreement shall be binding upon, and inure to the benefit of, Employer and its successors and assigns. This Agreement shall inure to the benefit of the Executive’s heirs, executors, administrators and other legal representatives.

7. Waiver. The waiver by Employer or the Executive of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent or other breach hereof.

8. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to principles of conflict of laws.

9. Entire Agreement; Prior Agreements. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and may not be amended, waived, changed, modified or discharged, except by an agreement in writing signed by the parties hereto. This Agreement supersedes and replaces any prior agreement between Executive and Employer concerning severance or change in control payments.

10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

11. Amendment. This Agreement may be modified or amended only by an amendment in writing signed by both parties.

12. Severability. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision, only to the extent it is invalid or unenforceable, and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

13. 409A Compliance. This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code (“Section 409A”) and regulations promulgated thereunder. Notwithstanding anything contained herein to the contrary, the Employee shall not be considered to have terminated employment with the Employer for purposes of the payments and benefit of Section 1 hereof unless he would be considered to have incurred a “termination of employment” from the Employer within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii). For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may the Employee, directly or indirectly, designate the calendar year of payment. If the Executive is a “specified employee” for purposes of Section 409A, to the extent required to comply with Section 409A, any payments required to be made pursuant to this Agreement which are deferred compensation and subject to Section 409A (and do not qualify for an exemption thereunder) shall not commence until one day after the day which is six (6) months from the date of termination. Should this Section 13 result in a delay of payments to the Executive, on the first day any such payments may be made without incurring a penalty pursuant to Section 409A (the “409A Payment Date”), Employer shall begin to make such payments as described in this Section 13, provided that any amounts that would have been payable earlier but for application of this Section 13 shall be paid in lump-sum on the 409A Payment Date.

14. Section Headings. The headings contained in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under their respective hands and seals as of the day and year first above written.

ATTEST:	CONNECTONE BANK

By:

ATTEST:	CONNECTONE BANCORP, INC.

By:

WITNESS:	EXECUTIVE: